                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                            Wang Laboratories, Inc.
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

                            WANG LABORATORIES, INC.
                           600 TECHNOLOGY PARK DRIVE
                         BILLERICA, MASSACHUSETTS 01821

              NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                         ON TUESDAY, NOVEMBER 25, 1997

     The Annual Meeting of Stockholders of Wang Laboratories, Inc. (the "Company") will be held at The Sheraton Boston Hotel & Towers, 39 Dalton Street, Boston, Massachusetts on Tuesday, November 25, 1997 at 10:00 a.m., local time, to consider and act upon the following matters:

        1. To elect three Class I Directors, each to serve for a three-year term.

        2. To approve an amendment to the Employees' Stock Incentive Plan of the Company to increase the number of authorized shares available under the plan.

        3. To approve an amendment to the 1995 Employees' Stock Purchase Plan of the Company to increase the number of authorized shares available under the plan.

        4. To approve an amendment to the 1995 Director Stock Option Plan of the Company to increase the number of authorized shares available under the plan.

        5. To ratify the selection of Ernst & Young LLP as the Company's independent auditors for the current fiscal year.

        6. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on October 1, 1997 will be entitled to notice of and to vote at the meeting or any adjournment thereof.

                                          By Order of the Board of Directors,

                                          ALBERT A. NOTINI
                                          Secretary

Billerica, Massachusetts
October 16, 1997

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                            WANG LABORATORIES, INC.
                           600 TECHNOLOGY PARK DRIVE
                         BILLERICA, MASSACHUSETTS 01821

                                PROXY STATEMENT

          FOR THE ANNUAL MEETING OF STOCKHOLDERS ON NOVEMBER 25, 1997

                                  INTRODUCTION

GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Wang Laboratories, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on November 25, 1997, and at any adjournment of that meeting. All proxies will be voted in accordance with the stockholders' instructions, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of written revocation or a subsequently dated proxy to the Secretary of the Company or by voting in person at the Annual Meeting.

     The Company's Annual Report for the fiscal year ended June 30, 1997 ("Fiscal 1997") was mailed to stockholders, along with these proxy materials, on or about October 17, 1997.

QUORUM REQUIREMENT

     At the close of business on October 1, 1997, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 35,537,175 shares of Common Stock of the Company, 2,875,000 Depositary Shares (the "Depositary Shares") each representing one one-twentieth (1/20) of a share (or a total of 143,750 shares) of 6 1/2% Series B Cumulative Convertible Preferred Stock of the Company ("6 1/2% Preferred Stock") and 90,000 shares of 4 1/2% Series A Cumulative Convertible Preferred Stock ("4 1/2% Preferred Stock"), constituting all of the outstanding voting stock of the Company. This total excludes approximately 2,628,408 shares of Common Stock held for distribution to creditors by the distribution agent under the Company's reorganization plan dated September 20, 1993 (the "Reorganization Plan") under Chapter 11 of the U.S. Bankruptcy Code, as the Reorganization Plan provides that these shares may not be voted by any party and shall not be considered outstanding for voting purposes until distributed pursuant to the Reorganization Plan. Holders of Common Stock, the 6 1/2% Preferred Stock and the 4 1/2% Preferred Stock are entitled to one vote per share. Each holder of Depositary Shares is entitled to exercise the voting rights relating to the number of shares of 6 1/2% Preferred Stock represented by such Depositary Shares.

     The holders of shares representing a majority of the votes represented by the shares of Common Stock, 6 1/2% Preferred Stock and 4 1/2% Preferred Stock outstanding and entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business at the Annual Meeting. Shares of Common Stock, 6 1/2% Preferred Stock and 4 1/2% Preferred Stock represented in person or by proxy (including shares which abstain or otherwise do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

VOTES REQUIRED

     The affirmative vote of the holders of shares representing a plurality of the votes cast by the holders of the Common Stock, 6 1/2% Preferred Stock and 4 1/2% Preferred Stock is required for the election of Directors. The affirmative vote of the holders of shares representing a majority of the votes represented by the shares of Common Stock, 6 1/2% Preferred Stock and 4 1/2% Preferred Stock present and entitled to vote at the meeting on the matter is required for the approval of the amendment to the Company's Employees' Stock Incentive Plan, the amendment to the Company's 1995 Employees' Stock Purchase Plan, the amendment to the Company's 1995 Director Stock Option Plan and the ratification of the selection of Ernst & Young LLP as the Company's independent auditors for the current fiscal year.

     Shares which abstain from voting as to a particular matter will not be counted as votes in favor of such matter, but will be counted as shares represented and entitled to vote on such matter. Accordingly, an abstention from voting on a matter has the same effect as a vote against the matter (except with respect to the election of directors as to which abstentions have no effect). Shares held in street name by brokers and nominees who indicate on their proxy that they do not have discretionary authority to vote such shares as to a particular matter will not be counted as votes in favor of such matter and also will not be counted as shares represented and entitled to vote on such matter. Accordingly, a "broker non-vote" on a matter that requires the affirmative vote of the holders of shares representing a certain percentage of the votes represented by the shares present and entitled to vote on a matter, such as the matters presented at this Annual Meeting, has no effect on the voting on such matter.

BENEFICIAL OWNERSHIP OF VOTING STOCK

     The following table sets forth the beneficial ownership of the Company's Common Stock, 6 1/2% Preferred Stock and 4 1/2% Preferred Stock as of August 31, 1997 (i) by each person who is known by the Company to beneficially own more than 5% of the outstanding shares of either the common or any preferred class of the Company's stock, (ii) by each Director and nominee for Director, (iii) by each of the executive officers named in the Summary Compensation Table set forth under the caption "Executive Compensation" below (the "Named Executives"), and
(iv) by all current Directors and executive officers as a group.

                                                                 6 1/2% PREFERRED STOCK         4 1/2% PREFERRED STOCK
                                       COMMON STOCK           ----------------------------   -----------------------------
                               ----------------------------                 PERCENTAGE OF                   PERCENTAGE OF
                                NUMBER OF     PERCENTAGE OF    NUMBER OF     OUTSTANDING      NUMBER OF      OUTSTANDING
                                  SHARES       OUTSTANDING      SHARES          6 1/2%          SHARES          4 1/2%
                               BENEFICIALLY      COMMON       BENEFICIALLY    PREFERRED      BENEFICIALLY     PREFERRED
BENEFICIAL OWNER                 OWNED(1)       STOCK(2)      OWNED(1)(3)      STOCK(3)        OWNED(1)         STOCK
------------------------------ ------------   -------------   -----------   --------------   ------------   --------------
5% STOCKHOLDERS
Franklin Resources, Inc.
777 Mariners Island Blvd.
San Mateo, California 94403...   3,502,481      9.2%                 --             --              --         --

Iridian Asset Management LLC
276 Post Road West
Westport, CT 06880............   2,246,600      5.9%                 --             --              --         --

FMR Corp.(4)
82 Devonshire Street
Boston, Massachusetts 02109...   2,163,913      5.6%             53,720             37%             --         --

Janus Capital Corporation
100 Fillmore Street
Denver, Colorado 80206........   2,125,000      5.5%                 --             --              --         --
Lipper & Company, Inc.
101 Park Avenue, 6th Floor
New York, NY 10178............          --       --              27,134           18.9%             --         --

                                                                 6 1/2% PREFERRED STOCK         4 1/2% PREFERRED STOCK
                                       COMMON STOCK           ----------------------------   -----------------------------
                               ----------------------------                 PERCENTAGE OF                   PERCENTAGE OF
                                NUMBER OF     PERCENTAGE OF    NUMBER OF     OUTSTANDING      NUMBER OF      OUTSTANDING
                                  SHARES       OUTSTANDING      SHARES          6 1/2%          SHARES          4 1/2%
                               BENEFICIALLY      COMMON       BENEFICIALLY    PREFERRED      BENEFICIALLY     PREFERRED
BENEFICIAL OWNER                 OWNED(1)       STOCK(2)      OWNED(1)(3)      STOCK(3)        OWNED(1)         STOCK
------------------------------ ------------   -------------   -----------   --------------   ------------   --------------

Microsoft Corporation
Microsoft Way
Redmond, WA 98052.............          --       --                  --             --          90,000        100%

DIRECTORS/NOMINEES
David A. Boucher(5)...........      20,920        *                  --             --              --         --
Michael W. Brown..............          --       --                  --             --              --         --
Marcia J. Hooper(6)...........       4,420        *                  --             --              --         --
Joseph J. Kroger(7)...........       8,065        *                  --             --              --         --
Raymond C. Kurzweil(8)........       6,565        *                  --             --              --         --
Axel J. Leblois(8)............       6,565        *                  --             --              --         --
Joseph M. Tucci(9)............     760,592      1.9%                 --             --              --         --
Frederick A. Wang(10).........      63,286        *                  --             --              --         --

OTHER NAMED EXECUTIVES
Franklyn A. Caine(11).........     368,263        *                  --             --              --         --
Albert A. Notini(12)..........     136,375        *                  --             --              --         --
David I. Goulden(13)..........     138,985
Jeremiah J.J. van
  Vuuren(14)..................     184,345        *                  --             --              --         --
All Directors, nominees for
  Director and executive
  officers as a group (20
  persons)(15)................   2,281,572      5.7%                 --             --              --         --

---------------
 *   Less than 1%

 (1) Each person has sole investment and voting power with respect to the shares indicated as beneficially owned, except as otherwise noted. The inclusion herein of any shares as beneficially owned does not constitute an admission of beneficial ownership. The reported beneficial ownership of Common Stock or preferred stock by each 5% stockholder is based on a Schedule 13G filed by each such holder or on the records of the Company's transfer agent. In accordance with Securities and Exchange Commission rules, each person listed is deemed to beneficially own any shares issuable upon the exercise of stock options or warrants held by him or her that are currently exercisable or exercisable within 60 days after August 31, 1997; and any reference in these footnotes to options or warrants refers only to such options or warrants.

 (2) Number of shares deemed outstanding includes 38,068,224 shares outstanding as of August 31, 1997, plus any shares subject to outstanding stock options or warrants held by the person or entity in question.

 (3) Represents the number of shares of 6 1/2% Preferred Stock deemed beneficially owned and outstanding as represented by Depositary Shares as of August 31, 1997.

 (4) Includes 1,733,651 shares of Common Stock and 49,085 shares of 6 1/2% Preferred Stock beneficially owned by Fidelity Management and Research Company as result of its serving as investment advisor to various investment companies; and 430,262 shares of Common Stock, 4,635 shares of 6 1/2% Preferred Stock and 62 shares of Common Stock subject to outstanding stock warrants beneficially owned by Fidelity Management Trust Company as a result of its serving as trustee or managing agent for various private investment accounts. Based upon information provided to the Company by the stockholder as of August 26, 1997.

 (5) Consists of 20,920 shares subject to outstanding stock options.

 (6) Consists of 4,420 shares subject to outstanding stock option.

 (7) Consists of 6,565 shares subject to outstanding stock options and 1,500 shares held outright.

 (8) Consists of 6,565 shares subject to outstanding stock options.

 (9) Consists of 490,330 shares subject to outstanding stock options, 230,000 shares of restricted stock, 37,762 shares owned outright and 2,500 shares subject to outstanding stock warrants.

(10) Consists of 20,920 shares subject to outstanding stock options and 42,366 shares subject to outstanding stock warrants.

(11) Consists of 353,180 shares subject to outstanding stock options, 15,000 shares of restricted stock and 83 shares subject to outstanding stock warrants.

(12) Includes 121,375 shares subject to outstanding stock options and 15,000 shares of restricted stock.

(13) Includes 123,935 shares subject to outstanding stock options and 15,000 shares of restricted stock and 50 shares held outright.

(14) Includes 159,295 shares subject to outstanding stock options, 25,000 shares of restricted stock and 50 shares held outright.

(15) Includes 1,882,076 shares subject to outstanding stock options, 350,000 shares of restricted stock, 47,210 shares held outright and 51,786 shares subject to outstanding stock warrants.

                             ELECTION OF DIRECTORS

     The Company's Board of Directors is divided into three classes, with members of each class holding office for staggered three-year terms. There are currently three Class I Directors, whose terms expire at this Annual Meeting, two Class II Directors, whose terms expire at the Annual Meeting of Stockholders for Fiscal 1998, and three Class III Directors, whose terms expire at the Annual Meeting of Stockholders for Fiscal 1999 (in all cases subject to the election and qualification of their successors or to their earlier death, resignation or removal).

     The persons named in the enclosed proxy will vote to elect Joseph M. Tucci, Raymond C. Kurzweil and Frederick A. Wang as Class I Directors, unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy to that effect. Messrs. Tucci, Kurzweil and Wang are currently Class I Directors of the Company. All of the nominees have indicated their willingness to serve, if elected, but if any should be unable or unwilling to stand for election, proxies may be voted for a substitute nominee designated by the Board of Directors.

DIRECTORS OF THE COMPANY

     Set forth below are the names and certain information with respect to each Director of the Company, including the three nominees for Class I Directors.

Class I Directors (nominated for terms expiring at the Annual Meeting for Fiscal
2000):

JOSEPH M. TUCCI DIRECTOR SINCE OCTOBER 1993; AGE 50

     Mr. Tucci joined the Company in August 1990 as Executive Vice President, Operations, was elected President and Chief Executive Officer in January 1993, and Chairman of the Board and Chief Executive Officer in October 1993. Previously, he had served as an executive with Unisys Corporation, a computer company, from 1983 to August 1990, most recently as President, U.S. Information Systems.

RAYMOND C. KURZWEIL DIRECTOR SINCE OCTOBER 1993; AGE 49

     Mr. Kurzweil is founder and Chief Technology Officer of Kurzweil Applied Intelligence, Inc. which, since June, 1997 is a subsidiary of Lernout & Hauspie, a speech recognition company. He is also founder and Chief Executive Officer of Kurzweil Educational Systems, Inc., an educational software company. He was the principal developer of the first omnifont optical character recognition technology in 1976, the first print-to-speech reading machine for the blind in 1976, and the first commercially-marketed large vocabulary speech recognition technology in 1987. He is a director of Medical Manager Corp.

FREDERICK A. WANG DIRECTOR SINCE OCTOBER 1981; AGE 47

     Mr. Wang is President and Chief Executive Officer of The athink Group, a start-up company involved with internet web publishing and from 1996 to 1997 was President and Chief Executive Officer of Archive Technologies Corporation, Inc., the predecessor company of The athink Group. Mr. Wang was a private business consultant from 1990 to 1996 and served as President of the Company from 1986 to 1989 and Chief Operating Officer from 1987 to 1989. He had been employed by the Company from 1972 to 1989 and had also served as Treasurer, Chief Development Officer and Executive Vice President of Manufacturing.

Class II Directors (holding terms expiring at the Annual Meeting for Fiscal
1998):

MARCIA J. HOOPER DIRECTOR SINCE NOVEMBER 1995; AGE 43

     Ms. Hooper is currently a Partner of Advent International Corporation, a private equity management company. From 1994 through April 1996 she served as General Partner of Viking Capital Limited Partnership, a venture capital firm. From January through July 1994 she served as President of Claybrook Capital. From 1985 to 1993 Ms. Hooper served as a General Partner of three venture capital funds of Ampersand Ventures. She is a director of PolyMedica Industries, Inc.

JOSEPH J. KROGER DIRECTOR SINCE JUNE 1995; AGE 63

     Mr. Kroger, formerly Vice Chairman of the Board of Unisys Corporation, has been a private business consultant since 1993. From 1990 until 1993 he served as President and Chief Executive Officer of Decision Data Corporation, a computer services company. He is currently a director of Astea International Corp.

Class III Directors (holding terms expiring at the Annual Meeting for Fiscal
1999)

DAVID A. BOUCHER DIRECTOR SINCE OCTOBER 1993; AGE 47

     Mr. Boucher has been Managing Director and General Partner of Applied Technology, a venture capital firm specializing in early-stage information industry companies, since 1993. From September 1992 to June 1994 he was President and Chief Executive Officer of Ticker Research, Inc., a development stage medical technology company engaged in research in nuclear magnetic resonance imaging. From 1981 to 1991 Mr. Boucher was President and Chief Executive Officer of Interleaf, Inc., a software company. He is currently a Director of Interleaf, Inc., Pervasive Software, Inc., and several privately held companies.

MICHAEL W. BROWN DIRECTOR SINCE APRIL 1996; AGE 51

     Mr. Brown, until his retirement in July 1997, served as Chief Financial Officer of Microsoft Corporation, a computer software corporation. He joined Microsoft in 1989 as treasurer and was appointed to Chief Financial Officer in 1994. Prior to joining Microsoft, Mr. Brown was a managing partner of Deloitte & Touche LLP, a public accounting firm. Mr. Brown is currently a director of The Nasdaq Stock Market, Inc.

AXEL J. LEBLOIS DIRECTOR SINCE JANUARY 1995; AGE 49

     Mr. Leblois has been Chairman of World Times, Inc., a publishing firm, since 1995. From 1991 to 1995 he was President and Chief Executive Officer of Bull HN Information Systems, Inc., a worldwide information technology company providing integrated computer services and solutions. From 1983 to 1991 Mr. Leblois held various positions with International Data Group, a worldwide supplier of information technology, including Vice Chairman of the Executive Committee, and Chairman and Chief Executive Officer of its affiliate, International Data Corporation. He is a director of Peritus Software Services, Inc. and Boston Private Bank.

BOARD AND COMMITTEE MEETINGS

     The Company has a standing Finance and Audit Committee of the Board of Directors, which reviews the Company's financial condition and operating results, cash position, financing arrangements and financing strategies, recommends the engagement of the Company's independent auditors and reviews the arrangements for the scope of the annual audit. In addition, the Finance and Audit Committee reviews the activities and recommendations of the Company's audit group, reviews comments made by the independent auditors with respect to internal controls and management's response, reviews internal accounting procedures and controls with the Company's finance and accounting staff and monitors the Company's compliance programs. The members of the Finance and Audit Committee are David A. Boucher (Chairman), Marcia J. Hooper, Frederick A. Wang and Michael W. Brown and, with respect to financial but not audit matters, Joseph M. Tucci. The Finance and Audit Committee met seven times during Fiscal 1997.

     The Company has a standing Organization, Compensation and Nominating Committee of the Board of Directors, which reviews and approves proposals by management concerning compensation, bonuses, benefits, stock options and stock grants under plans for Directors, corporate officers and employees of the Company. This Committee also oversees administration of the Company's incentive plans as they affect officers, Directors and certain key employees, and advises the Board on management resources and organization, executive selection and development and succession planning. This Committee also recommends to the Board of Directors nominees to be acted upon at stockholder meetings, and reviews the qualifications of, and makes recommendations to the Board concerning, candidates to fill Board vacancies that may occur during the year. The Committee considers suggestions from stockholders and other sources regarding possible candidates for directors. Such suggestions, together with appropriate biographical information, should be submitted to the Secretary of the Company. The Committee is also responsible for overseeing Company policies on issues of public significance, including charitable contributions and community relations. The members of the Organization, Compensation and Nominating Committee are Joseph J. Kroger (Chairman) and Marcia J. Hooper. Frederick A. Wang served on the Committee until he resigned in November 1996. Paul E. Tsongas served as chairman of the Committee until his death in January 1997. The Organization, Compensation and Nominating Committee met nine times during Fiscal 1997.

     The Company has a standing Strategy and Technology Committee of the Board of Directors, which addresses the Company's strategy for maximizing the value of its patents and other intellectual property assets, as well as technology acquisitions and long-term technology plans. The members of the Strategy and Technology Committee are Raymond C. Kurzweil (Chairman), David A. Boucher, Marcia J. Hooper, Joseph J. Kroger, Axel J. Leblois and Joseph M. Tucci. The Strategy and Technology Committee held one separate meeting during Fiscal 1997 and otherwise conducted its business as part of the regularly scheduled Board of Directors' meetings.

     The Board of Directors met nine times during Fiscal 1997. Each current Director attended at least 75% of the meetings of the Board and the committees on which he or she then served.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Frederick A. Wang served on the Company's Organization, Compensation and Nominating Committee through the meeting in November 1996 at which time he resigned from the Committee. He served as President of the Company from 1986 to 1989 and Chief Operating Officer from 1987 to 1989. He had been employed by the Company since 1972 and had also served as Treasurer, Chief Development Officer and Executive Vice President of Manufacturing.

COMPENSATION OF DIRECTORS

     The director who is employed by the Company is not paid director fees. Directors who are not employed by the Company, except for Michael W. Brown, receive an annual fee of $20,000 plus a fee of $1,000 for each meeting attended. The members of each Committee receive an annual fee of $1,500, plus a fee of $1,000 for each Committee meeting attended. Mr. Brown has waived the receipt of all director fees and option grants pursuant to the policies of Microsoft Corporation.

     In September 1996, under the Company's 1995 Director Stock Option Plan, each of the then current directors of the Company, other than Messrs. Tucci and Brown, received an option to purchase 6,500 shares of Common Stock. These options have an exercise price of $18.093 per share and become exercisable as to 34%, 33% and 33% of the shares covered thereby on September 30, 1997, September 30, 1998 and September 30, 1999, respectively, provided the optionee continues to serve as a director of the Company.

     Raymond C. Kurzweil had been retained as a technical advisor by the Official Committee of Unsecured Creditors in the Company's Chapter 11 proceeding and, in that capacity, had reviewed the technology and intellectual property of the Company. Through this review the Company's patent portfolio was identified as one of the Company's important assets. After joining the Company's Board of Directors in October 1993, Mr. Kurzweil agreed to continue his work with the Company's patent portfolio and entered into a technical consulting agreement with the Company effective October 1993. This agreement currently provides for compensation at the rate of $375.00 per hour, not to exceed an average of $15,000 per month, plus the reimbursement of expenses. The agreement was approved by the Board of Directors and is subject to the Board's periodic review. The agreement is terminable upon 30 days' notice by either party.

     In July 1994, the Board of Directors adopted a policy prohibiting non-employee Directors from receiving compensation from the Company other than in their capacity as Directors, absent extraordinary circumstances. The Board has determined that extraordinary circumstances warrant the continuation of the arrangement with Mr. Kurzweil upon the terms described above.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

     The following Summary Compensation Table sets forth certain information concerning the compensation for each of the last three fiscal years of the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers during Fiscal 1997 (the "Named Executives").

                           SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM COMPENSATION
                                           ANNUAL                             AWARDS
                                      COMPENSATION(1)           ----------------------------------
                               ------------------------------                         SECURITIES
                               FISCAL                               RESTRICTED        UNDERLYING        ALL OTHER
 NAME AND PRINCIPAL POSITION    YEAR    SALARY($)   BONUS($)    STOCK AWARDS(#)(2)   OPTIONS(#)(3)   COMPENSATION($)
------------------------------ ------   ---------   ---------   ------------------   -------------   ---------------
Joseph M. Tucci...............  1997     652,030    4,693,750(4)       230,000          465,000          443,783(5)
  Chairman of the Board and     1996     551,250      400,000                           148,500           49,773
  Chief Executive Officer       1995     510,000      360,000                           190,000           83,421
Franklyn A. Caine.............  1997     331,618      565,000(6)        15,000           75,000           96,797(7)
  Executive Vice President and  1996     325,000      198,000                            81,000           30,885
  Chief Financial Officer       1995     285,625(8)   185,000                           300,000           14,177
Albert A. Notini..............  1997     270,833      475,000(9)        15,000           75,000           17,156(10)
  Senior Vice President, Law    1996     224,166      130,000                            60,750           13,374
 and Human Resources, General   1995     215,000       83,875                            40,000           11,981
  Counsel and Secretary
David I. Goulden..............  1997     270,833      425,000(11)        15,000          75,000           27,335(12)
  Senior Vice President,        1996     223,333      130,000                            60,750           11,434
  Marketing and Business        1995     214,375       83,875                            40,000           15,677
  Development
Jeremiah J.J. van
  Vuuren(13)..................  1997     371,963      196,247(14)        25,000         160,000           41,261(15)
  President and Chief           1996     263,075      210,000                            87,750           34,265
  Operating Officer,            1995     273,105      172,000                            65,000           30,429
   International

---------------
 (1) Other compensation in the form of perquisites and other personal benefits has been omitted, in accordance with the rules of the Securities and Exchange Commission, as the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for each executive officer in each fiscal year covered.

 (2) Restricted Stock awards of 230,000, 15,000, 15,000, 15,000 and 25,000 shares were granted to Messrs. Tucci, Caine, Notini, Goulden and van Vuuren, respectively. Based on the closing price of the Common Stock on June 30, 1997, less the applicable purchase price, the restricted stock award to Mr. Tucci had a value of $4,901,875, the restricted stock award to each of Messrs. Caine, Notini and Goulden had a value of $319,687 and the restricted stock award to Mr. van Vuuren had a value of $532,812.

 (3) Includes long-term incentive options granted under the Company's Employees' Stock Incentive Plan.

 (4) Fiscal 1997 bonus includes a $4,000,000 special retention bonus and $693,750 paid under the Company's executive bonus program. Fiscal 1996 bonus consists of $400,000 paid under the Company's executive bonus program. Fiscal 1995 bonus consists of $360,000 paid under the Company's executive bonus program.

 (5) All other compensation for Fiscal 1997 consists of (i) $47,014 in contributions by the Company under its retirement savings plans, (ii) $9,256 in premiums paid by the Company on a group term life insurance policy for the benefit of Mr. Tucci and (iii) $387,513 relating to the waiver by the Company of both the principal and accrued interest under Mr. Tucci's 3% promissory note. See "Employment

     Contracts and Change-in-Control Arrangements" and "Certain Transactions." All other compensation for Fiscal 1996 consists of (i) $33,900 in contributions by the Company under its retirement savings plans, (ii) $8,402 in premiums paid by the Company on a group term life insurance policy for the benefit of Mr. Tucci, and (iii) $7,471 consisting of imputed income as a result of the 3% promissory note from Mr. Tucci. All other compensation for Fiscal 1995 consists of (i) $21,373 in contributions by the Company under its retirement savings plans, (ii) $5,226 in premiums paid by the Company on a group term life insurance policy for the benefit of Mr. Tucci, (iii) $17,122 consisting of imputed income as a result of the 3% promissory note from Mr. Tucci to the Company, and (iv) $39,700, which represents the fair market value, as of the date of confirmation of the Reorganization Plan (the date on which he became contractually entitled to receive the shares), of the shares of Common Stock and warrants issued to Mr. Tucci in December 1994.

 (6) Fiscal 1997 bonus consists of a special retention bonus of $400,000 and $165,000 paid under the Company's executive bonus program. Fiscal 1996 bonus consists of $198,000 paid under the Company's executive bonus program. Fiscal 1995 bonus consists of $102,500 paid under the Company's executive bonus program and $82,500 paid in accordance with the requirements of Mr. Caine's employment agreement.

 (7) All other compensation for Fiscal 1997 consists of (i) $20,271 in contributions by the Company under its retirement savings plans and (ii) $76,526 in relocation costs. All other compensation for Fiscal 1996 consists of (i) $18,225 in contributions by the Company under its retirement savings plans, (ii) $6,367 in premiums paid by the Company to Mr. Caine in lieu of payments on a group term life insurance policy for the benefit of Mr. Caine and (iii) $6,293 in relocation costs. All other compensation for Fiscal 1995 consists of (i) $11,283 in contributions by the Company under its retirement savings plans and (ii) $2,894 in premiums paid by the Company to Mr. Caine in lieu of payments on a group term life insurance policy for the benefit of Mr. Caine.

 (8) Mr. Caine joined the Company on August 15, 1994 and, therefore, did not receive compensation for all of Fiscal 1995.

 (9) Fiscal 1997 bonus consists of $350,000 paid as a special retention bonus and $125,000 paid under the Company's executive bonus program. Fiscal 1996 bonus consists of $130,000 paid under the Company's executive bonus program. Fiscal 1995 bonus consists of $83,875 paid under the Company's executive bonus program.

(10) All other compensation for Fiscal 1997 consists of (i) $15,578 in contributions by the Company under its retirement savings plans and (ii) $1,578 in premiums paid by the Company on a group term life insurance policy for the benefit of Mr. Notini. All other compensation for Fiscal 1996 consists of (i) $11,841 in contributions by the Company under its retirement savings plans and (ii) $1,533 in premiums paid by the Company on a group term life insurance policy for the benefit of Mr. Notini. All other compensation for Fiscal 1995 consists of (i) $10,539 in contributions by the Company under its retirement savings plans and (ii) $1,442 in premiums paid by the Company on a group term life insurance policy for the benefit of Mr. Notini.

(11) Fiscal 1997 bonus consists of $300,000 paid as a special retention bonus and $125,000 paid under the Company's executive bonus program. Fiscal 1996 bonus consists of $130,000 paid under the Company's executive bonus program. Fiscal 1995 bonus consists of $83,875 paid under the Company's executive bonus program.

(12) All other compensation for Fiscal 1997 consists of (i) $15,567 in contributions by the Company under its retirement savings plans (ii) $1,332 in premiums paid by the Company on a group term life insurance policy for the benefit of Mr. Goulden. All other compensation for Fiscal 1996 consists of (i) $10,139 in contributions by the Company under its retirement savings plans and (ii) $1,295 in premiums paid by the Company on a group term life insurance policy for the benefit of Mr. Goulden. All other compensation for Fiscal 1995 consists of (i) $14,414 in contributions by the Company under its retirement savings plans and (ii) $1,263 in premiums paid by the Company on a group term life insurance policy for the benefit of Mr. Goulden.

(13) All compensation paid to Mr. van Vuuren is reported in US Dollars although it is paid in UK (pound sterling). The currency conversion rate used was $1.665 per UK (pound sterling), $1.5475 per UK (pound sterling), $1.6065 per UK (pound sterling) and for Fiscal 1997, 1996 and 1995, respectively. The conversion rates used were those rates published by Reuters News Service on the last day of June of each year.

(14) Fiscal 1997 bonus consists of $196,247 paid under the Company's executive bonus program. Fiscal 1996 bonus consists of $210,000 paid under the Company's executive bonus program. Fiscal 1995 bonus consists of $172,000 paid under the Company's executive bonus program.

(15) All other compensation for Fiscal 1997 consists of (i) $23,351 in contributions by the Company under its retirement savings plans and (ii) $17,910 in premiums paid by the Company on a group term life insurance policy for the benefit of Mr. van Vuuren. All other compensation for Fiscal 1996 consists of (i) $19,474 in contributions by the Company under its retirement savings plans and (ii) $14,791 in premiums paid by the Company on a group term life insurance life insurance policy for the benefit of Mr. van Vuuren. All other compensation for Fiscal 1995 consists of (i) $18,343 in contributions by the Company under its retirement savings plans and (ii) $12,086 in premiums paid by the Company on a group term life insurance policy for the benefit of Mr. van Vuuren.

OPTION GRANTS

     The following table sets forth certain information concerning grants of stock options during Fiscal 1997 to each of the Named Executives.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                          POTENTIAL REALIZABLE
                                              INDIVIDUAL GRANTS                                 VALUE AT
                         ------------------------------------------------------------    ASSUMED ANNUAL RATES OF
                                                PERCENT OF                              STOCK PRICE APPRECIATION
                             NUMBER OF             TOTAL                                           FOR
                             SECURITIES       OPTIONS GRANTED   EXERCISE                     OPTION TERMS(2)
                             UNDERLYING        TO EMPLOYEES      PRICE     EXPIRATION   -------------------------
          NAME           OPTIONS GRANTED(#)   IN FISCAL YEAR     ($)(1)       DATE        5%($)         10%($)
------------------------ ------------------   ---------------   --------   ----------   ----------    -----------
Joseph M. Tucci.........       100,000(3)             4%          18.94      9/25/06     1,191,126      3,018,548
                               365,000(4)            73%          18.25      3/26/07     4,189,224     10,616,317
Franklyn A. Caine.......        50,000(3)             2%          18.94      9/25/06       595,563      1,509,274
                                25,000(4)             5%          18.25      3/26/07       286,933        727,145
Albert A. Notini........        50,000(3)             2%          18.94      9/25/06       595,563      1,509,274
                                25,000(4)             5%          18.25      3/26/07       286,933        727,145
David I. Goulden........        50,000(3)             2%          18.94      9/25/06       595,563      1,509,274
                                25,000(4)             5%          18.25      3/26/07       286,933        727,145
Jeremiah J.J. van
  Vuuren................       100,000(3)             4%          18.94      9/25/06     1,191,126      3,018,548
                                60,000(4)            12%          18.25      3/26/07       688,640      1,745,148

---------------
(1) The exercise price per share of each option is equal to the fair market value per share of Common Stock on the date of grant.

(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the option or the sale of the underlying shares. The actual gains, if any, on the stock option exercises will depend on the future performance of the Common Stock, the optionholder's continued employment through the option period, and the date on which the options are exercised and the underlying shares are sold.

(3) Each option (i) became exercisable as to 34% of the underlying shares on October 1, 1997, and becomes exercisable as to 33% of the underlying shares on October 1, 1998 and as to 33% of the underlying shares on October 1, 1999 and (ii) generally terminates 30 days after the termination of the optionee's employment with the Company (but in no event after the expiration date).

(4) Represents a Long-Term Incentive Option ("LTI Option") which provides that
    (i) 50% of the shares subject to such LTI Option will vest on the first day following the date of grant that the Nasdaq National Market (or other national exchange where the Common Stock is listed) daily closing price of the Common Stock averages $27.00 per share for twenty (20) consecutive trading days, provided that such average price is attained within 18 months of the grant date and (ii) additional 10% increments of the shares subject to such LTI Option will vest on each day which is the first day following the date of grant that the Nasdaq National Market (or other national exchange where the Common Stock is listed) daily closing price of the Common Stock averages $28.00 per share, $29.00 per share, $30.00 per share, $31.00 per share and $32.00 per share, respectively, for twenty (20) consecutive trading days, provided that such average price is attained within 36 months of the grant date; and further provided that, in the case of Messrs. Caine, Notini and Goulden, he must, unless an earlier change in control has occurred, continue to be an employee through March 26, 1999 and, in the case of Mr. Van Vuuren he must, unless an earlier change in control has occurred, continue to be an employee through December 31, 1999, to be able to exercise any such LTI Options which have vested in accordance with the schedule above. All unvested LTI Options shall vest on March 26, 2002.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth certain information concerning the number and value of unexercised options held by each of the Named Executives on June 30, 1997.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                              NUMBER OF SECURITIES
                                                                   UNDERLYING               VALUE OF UNEXERCISED
                                                             UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS
                                                               FISCAL YEAR END(#)         AT FISCAL YEAR END($)(2)
                     SHARES ACQUIRED         VALUE           ----------------------        ----------------------
       NAME          ON EXERCISE(#)      REALIZED(1)($)     EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
-------------------  ---------------     --------------     -------------------------     -------------------------
Joseph M. Tucci....           --                  --             360,960/642,540             4,174,548/2,656,046
Franklyn A.
  Caine............           --                  --             278,760/177,240               3,367,822/954,427
Albert A. Notini...           --                  --              77,810/135,180                 853,112/613,023
David I. Goulden...           --                  --              80,370/135,180                 888,855/613,023
Jeremiah J. J. van
  Vuuren...........       25,000             347,500              98,140/209,310               1,010,170/951,538

---------------
(1) Based on the fair market value of the Common Stock on the date of exercise less the option exercise price.

(2) Based on the fair market value of the Common Stock on June 30, 1997 ($21.3125), less the option exercise price.

EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL ARRANGEMENTS

     In March 1993, the Company entered into an employment agreement with Mr. Tucci. The agreement, as amended in April 1995, November 1995 and May 1996, provided for a base salary of $510,000 for Fiscal 1995 and $555,000 for Fiscal 1996 and thereafter, subject to further annual adjustment by the Board of Directors. The agreement also provided for annual performance-based bonuses to be determined by the Board of Directors targeted at 60% of annual base salary for achieving 100% of his performance goals and 80% of his annual base salary for achieving 120% of performance goals. In February 1997, Mr. Tucci was presented with an unsolicited employment opportunity with another company which would have afforded him a salary and other financial incentives substantially greater than those then provided by the Company. This opportunity arose shortly after the Company's decision to sell its software business unit and while the Company was in the midst of several organizational initiatives. In view of Mr. Tucci's critical role in the success of the Company since its emergence from Chapter 11 and the continued business and strategic transitions then facing the Company, the Board of Directors of the Company concluded that retaining the services of Mr. Tucci was in the best interests of the Company and its stockholders. Accordingly, with the concurrence of the Board of Directors of the Company, representatives of the Organization, Compensation and Nominating Committee negotiated revised employment terms with Mr. Tucci which ultimately resulted in an amended and restated employment agreement ("Restated Agreement"). The Restated Agreement provides for an annual base salary of $750,000 and an annual performance bonus targeted at 100% of the base salary with a bonus payment of at least $500,000 for Fiscal 1997. The Restated Agreement also provided for a special retention payment of $4,000,000 on or about March 24, 1997, which must be repaid to the Company by Mr. Tucci if he voluntarily terminates employment with the Company prior to March 24, 1998. The Restated Agreement provided for Mr. Tucci to be granted a restricted stock award of 230,000 shares of Common Stock and an LTI Option of 365,000 shares of Common Stock. The Restated Agreement forgives all amounts due to the Company under that certain Non-Negotiable Secured Promissory Note dated as of June 21, 1994 delivered by Mr. Tucci to the Company as amended, in the original principal amount of $355,071 and releases to Mr. Tucci all shares of the Company's Common Stock held as collateral for such loan. Finally, the Restated Agreement provides for the payment of a severance benefit of $4,500,000, payable in a lump sum equal to $1,500,000 and the balance over a 12-month period, payable under certain enumerated circumstances (including employment termination by the Company, an adverse change in job responsibilities, an adverse change in compensation or the resignation of the executive following a significant relocation).

     In June 1994, the Company entered into an employment agreement with Mr. Caine pursuant to which the Company agreed to employ him as Executive Vice President and Chief Financial Officer of the Company. Mr. Caine's agreement, as amended in November 1995, May 1996 and March 1997, extends through December 1998. Under the agreement, the Company agreed to pay Mr. Caine an annual base salary of $325,000 for Fiscal 1996 and $350,000 for Fiscal 1997, subject to further annual adjustment by the Board of Directors. Mr. Caine is also eligible to participate in a yearly bonus plan targeted at 50% of his annual base salary based upon on his performance against goals specified in the bonus plan. Under his employment agreement Mr. Caine will receive severance compensation in an amount equal to 18 months of base salary plus bonus, with an amount equal to six months salary and target bonus payable in a lump sum and the balance payable over a 12-month period, if Mr. Caine's employment is involuntarily terminated other than for cause or if Mr. Caine resigns under certain specified circumstances. Severance payments would be offset by the compensation Mr. Caine received from a new employer during such 12-month period. In March 1997, Mr. Caine received a restricted stock award of 15,000 shares of Common Stock, an LTI Option of 25,000 shares of Common Stock and a special retention bonus payment from the Company in the amount of $400,000. This bonus is repayable in full to the Company in cash if Mr. Caine voluntarily terminates his employment with the Company for convenience prior to September 26, 1998.

     The Company entered into an employment agreement with Mr. Notini in January 1994 pursuant to which the Company agreed to employ Mr. Notini as Senior Vice President, General Counsel and Secretary of the Company. The agreement, as amended in November 1995, extends through December 1998. Under the terms of the agreement, Mr. Notini's base salary for Fiscal 1997 was $275,000 and he was eligible to receive a target annual bonus of 40% of his annual base salary based upon his performance against goals specified in the bonus plan. Under his employment agreement, Mr. Notini will receive severance compensation equal to his annual base salary and target bonus payable over a 12-month period, if his employment is involuntarily terminated other than for cause, death or disability, or if he resigns under certain specified circumstances. Severance payments would be offset by compensation received from a new employer during such 12-month period. In March 1997, Mr. Notini received a restricted stock award of 15,000 shares of Common Stock, an LTI Option of 25,000 shares of Common Stock and a special retention bonus payment from the Company in the amount of $350,000. This bonus is repayable in full to the Company in cash if Mr. Notini voluntarily terminates his employment with the Company for convenience prior to September 26, 1998.

     The Company entered into an employment agreement with Mr. Goulden in January 1994 pursuant to which the Company agreed to employ Mr. Goulden initially as a Vice President and officer of the Company. The agreement, as amended in November 1995, extends through December 1998. Under the terms of the agreement Mr. Goulden's base salary for Fiscal 1997 was $275,000 and he was eligible to receive a target annual bonus of 45% of his annual base salary based upon his performance against goals specified in the bonus plan. Under his employment agreement, Mr. Goulden will receive severance compensation equal to his annual base salary and target bonus payable over a twelve month period, if his employment is involuntarily terminated other than for cause, death or disability, or if he resigns under certain specified circumstances. Severance payments would be offset by compensation received from a new employer during such 12-month period. In March 1997, Mr. Goulden received a restricted stock award of 15,000 shares of Common Stock, an LTI Option of 25,000 shares of Common Stock and a special retention bonus payment from the Company in the amount of $300,000. This bonus is repayable in full to the Company in cash if Mr. Goulden voluntarily terminates his employment with the Company for convenience prior to September 26, 1998.

     The Company entered into an employment agreement with Mr. van Vuuren in May 1993 pursuant to which the Company agreed to employ him as a Senior Vice President of the Company and General Manager of the Company's European Operations. The agreement, as amended in March 1997, specifies Mr. van Vuuren's position as President and Chief Operating Officer, International Operations. Under the terms of the agreement, as amended, Mr. van Vuuren's base salary for Fiscal 1997 was $325,000 plus a supplemental amount of $50,000 subject to deferral at the option of Mr. van Vuuren. Mr. van Vuuren is also eligible to participate in a yearly bonus plan targeted at 60% of his base salary based on his performance against goals specified in the bonus plan. He will also receive payments in the amount of $400,000 each, if and when the market price of the Company's Common Stock averages $34.00, $39.00 and $44.00 per share respectively over twenty consecutive trading days. The agreement provides that, if he is dismissed for any reason, other than for gross misconduct or violation of the Company's Employee Code of Conduct, Mr. van Vuuren will receive severance compensation equal to 18 months of base and supplemental salary to be paid over an 18-month period. Severance payments would be offset by compensation received from a new employer during such 18-month period. In March 1997, Mr. van Vuuren received a restricted stock grant for 25,000 shares of Common Stock and an LTI Option grant in the amount of 60,000 shares of Common Stock.

     The Company is a party to contingent severance compensation agreements ("Severance Agreements") with nine executive officers (including Messrs. Tucci, Caine, Notini, Goulden and van Vuuren) which would become operative following a "change in control" of the Company, as defined in the Severance Agreements. The Company believes that these agreements will better ensure the retention of those officers and enable them to devote their full attention and energies to the Company's business without the distractions that might arise in the circumstances addressed in the agreements. The Severance Agreements continue in effect while the executive is employed by the Company for a period of three years, automatically renew for additional one year terms and remain in effect for 36 months after the month in which a change in control occurs. If the executive's employment is terminated following a change in control, the executive would become entitled to various benefits under the Severance Agreement, including (in lieu of a payment under any other severance plan or agreement) a lump sum severance payment equal to 2.99 times the average annual compensation received by the executive for the two previous years, unless the executive's employment were terminated (i) because of death or disability, (ii) by the Company for cause, or (iii) by the executive without "good reason," as defined in the Severance Agreements.

     The Severance Agreements for each of Messrs. Tucci, Caine, Notini, and Goulden provide that in the event the total payments to the executive under the agreement are subject in whole or in part to the excise tax (the "Excise Tax") imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Company will pay the executive an additional amount in the form of a gross-up payment such that the net amount retained by the executive after payment of the Excise Tax on the total payments and any federal, state and local income taxes on the gross-up payment equals the total payments the executive would have received absent the Excise Tax. The Severance Agreement for Mr. van Vuuren provides that the lump sum payment would be subject to reduction to the extent that any payment (whether under the Severance Agreement or otherwise) to Mr. van Vuuren was subject to the Excise Tax imposed under Section 4999 of the Code if such reduction would result in a greater after-tax payment to Mr. van Vuuren.

CERTAIN TRANSACTIONS

     On June 20, 1994, Mr. Tucci recognized income, for tax purposes, in the amount of $777,624 as a result of his receipt of (i) 54,422 shares of Common Stock pursuant to the terms of the Reorganization Plan and his employment agreement and (ii) additional shares of Common Stock as part of the distribution to creditors under the Reorganization Plan. Mr. Tucci incurred an estimated tax liability of $355,071, most of which was payable on June 21, 1994 under federal and Massachusetts income tax withholding rules. All of this income recognized by Mr. Tucci was received by him in the form of Common Stock (rather than cash) and, due to federal securities law restrictions, Mr. Tucci was restricted from selling any of such Common Stock in order to satisfy his tax liability. Accordingly, on June 21, 1994 the Company made a loan to Mr. Tucci in the amount of $355,071. This loan (i) was scheduled to be paid in two equal principal installments (together with accrued interest) on June 21, 1995 and June 21, 1996, (ii) bears interest at an annual rate of 3.0% from and after December 1, 1994 (which date was chosen on the assumption that Mr. Tucci would have an opportunity to sell some of his Common Stock by such date), (iii) was initially secured by a pledge of 37,500 Common Stock of the Company having a value as of the date of the loan of 133% of the loan amount, (iv) was originally scheduled to be repaid with the proceeds of any sale by Mr. Tucci of the pledged shares and (v) was a non-recourse obligation of Mr. Tucci.

     At the meeting of the Organization, Compensation and Nominating Committee on September 27, 1995, the Committee (i) reduced the number of shares of Common Stock subject to the pledge to 33,592 shares, which shares had a value as of September 27, 1995 of at least 133% of the loan amount, and (ii) modified the schedule for payments to be made by Mr. Tucci under his promissory note to four equal principal installments (together with accrued interest) on February 28, 1996, August 31, 1996, February 28, 1997 and June 30, 1997.

     At the meeting of the Organization, Compensation and Nominating Committee in February 1996, the Committee reviewed the repayment terms of Mr. Tucci's promissory note and Mr. Tucci's desire to repay the loan installment which matured in February 1996 through the sale of a portion of the Common Stock which is collateral for the obligation. The Company respectfully declined Mr. Tucci's offer on the grounds that the Company was engaged in the private placement of the 6 1/2% Preferred Stock, and according to the advice of its financial advisors, a sale of shares by Mr. Tucci at such time might have a negative impact on such placement. In recognition of its refusal to accept Mr. Tucci's offer of payment, the Committee at its meeting on April 24, 1996 reduced the collateral securing the payment on the loan that matured in February 1996 to the number of shares which, when valued at the closing price of the Company's Common Stock on February 27, 1996 ($23.875), would have been sufficient to make the February installment payment, including accrued interest, and agreed to permit Mr. Tucci to deliver such shares to the Company in satisfaction of such payment at the next "window period" (i.e., a period in which executives of the Company are not prohibited from buying or selling Company securities). With respect to future installment payments, in order to balance (i) the interests of the Company's stockholders by safeguarding the Company's ability to participate successfully in the equity markets in connection with any future acquisitions or financings and (ii) the rights of Mr. Tucci, the Committee agreed to review Mr. Tucci's repayment obligations on a payment by payment basis. The review of Mr. Tucci's August 1996 payment was deferred until such time as the Company had completed the acquisition of I-NET, Inc. In March 1997, in conjunction with the execution of an amended and restated employment agreement with Mr. Tucci, the Committee agreed to waive the repayment of both principal and accrued interest of Mr. Tucci's loan.

     Since April 1995, the Company and Microsoft Corporation ("Microsoft") have maintained a worldwide technical, service and marketing alliance pursuant to which the Company acts as an authorized provider of end-user support services for Microsoft products. Since April 1996, Michael W. Brown, the Chief Financial Officer of Microsoft until July 1997, has been a director of the Company.

     As part of the Reorganization Plan, the previous obligations of the Company to indemnify its former Directors, officers and employees pursuant to its corporate charter, by-laws and policy of providing employee indemnification, and applicable state law and agreements in respect of claims based on acts or omissions related to such persons' service with, for or on behalf of the Company have been retained and remain unaffected by the Chapter 11 case. Consequently, the Company is obliged to indemnify each current or former Director or executive officer in the various legal proceedings relating to the Company's predecessor Massachusetts corporation.

REPORT OF ORGANIZATION, COMPENSATION AND NOMINATING COMMITTEE ON EXECUTIVE COMPENSATION

     The Company's executive compensation program is administered by the Organization, Compensation and Nominating Committee of the Board of Directors (the "Committee"), which was established in October 1993. The Committee is comprised entirely of non-employee Directors.

     The Committee seeks to achieve two broad goals in determining executive compensation and establishing executive compensation programs. First, the Committee seeks to compensate executives in a manner that enables the Company to attract and retain executives whose services are critical to the success of the Company. Second, the Committee seeks to provide incentives for, and reward, the attainment of objectives that inure to the benefit of the Company and its stockholders. The Company's Fiscal 1997 executive compensation consisted of four principal elements: salary, bonuses, stock option grants and restricted stock awards.

     In establishing base salaries for executive officers, the Committee considers the salaries of executives at other companies whose business and/or financial situation is similar to that of the Company, the cost to replace the executive, the particular executive's level of achievement and responsibility and the executive's historic salary levels. Many of the executive officers (including each of the Named Executives) of the Company are parties to employment agreements that fix the executive's annual base salary during the term of the agreement. The Committee believes that the execution of these employment agreements was necessary to help retain and motivate those key executives whose continued services are critical to the Company's future success. The Committee believes that the salary levels established for the executives are appropriate, based on the factors described above.

     The Committee's philosophy is to tie a significant portion of the compensation of executive officers to the attainment of corporate and individual goals, thus aligning the objectives and rewards of Company executives with those of the stockholders of the Company. For Fiscal 1997, bonuses paid to executives consisted of certain special retention bonus payments to Messrs. Tucci, Caine, Notini and Goulden which were made to insure the retention of these key executives and thereby continuity of management at a time when several key organizational initiatives were underway at the Company. Payments made under the Company's executive bonus program provided for the payment of bonuses to executives based on a combination of individual, business unit and corporate performance. Under this program, each executive was assigned a target bonus and a set of corporate, business unit and individual objectives. Each executive was paid a percentage of his target bonus based upon the degree to which established objectives were attained. The target bonus for the Company's executive officers ranged from 30% to 100% of the executive's base salary, and in some cases was established by the terms of the executive's employment agreement. In the case of each of Mr. Tucci and Mr. Caine, 30% of his bonus was based upon the attainment by the Company of its consolidated operating profit objective, 20% was based upon the attainment by the Company of its consolidated cashflow from operations objective, 10% was based upon the attainment by the Company of its worldwide software revenue objective, 10% was based upon the attainment by the Company of its worldwide client server services revenue objective, and 30% was based upon the achievement of certain goals relating to individual performance and responsibility. In the case of Mr. Notini, 30% of his bonus was based upon the attainment by the Company of its consolidated operating profit objective, 20% was based upon the attainment by the Company of its consolidated cashflow from operations objective, 10% was based upon the attainment by the Company of its worldwide software revenue objective, 10% was based upon the achievement by his business unit of certain other financial performance objectives and 30% was based upon the attainment of certain goals relating to individual performance and responsibility. In the case of Mr. Goulden, 25% of his bonus was based upon the attainment by the Company of its consolidated operating profit objective and its consolidated cashflow from operations objective, 20% was based upon the attainment by the Company of its worldwide software revenue objective and 30% was based upon the achievement by his business unit of certain other financial performance objectives and 25% based on achievement of certain goals relating to individual performance and responsibility. In the case of Mr. van Vuuren, 25% of his bonus was based upon the attainment by the Company of its consolidated operating profit and cash flow from operations objective, 10% was based upon the attainment by the Company of its international software revenue objective, 10% was based on the attainment by the Company of its international services revenue objective, 15% was based upon the attainment by the Company of its international operating profit objective, 15% was based upon the attainment by the Company of its cash flow from international operations objective and 25% was based upon the achievement of certain goals relating to individual performance and responsibility. The actual bonuses paid to the executive officers under the executive bonus program ranged from 50% to 114% of their target bonus. The $693,750 bonus paid to Mr. Tucci represented 92.5% of his target bonus.

     The Committee uses stock options and LTI Options as a significant element of the compensation package of the executive officers because they provide an incentive to executives to maximize stockholder value. Stock options reward the executives only to the extent that stockholders also benefit, and the vesting of the options (options generally become exercisable in installments over three- and four-year periods); serves as a means of retaining these executives. LTI Options do not become exercisable until five years after the date of grant unless certain stock price targets are met prior to such time. The size of stock option grants and LTI Options to executive officers depend upon a number of factors, including new hires of executives, the executive's contribution to the Company, the executives' current stock and option holdings and such other factors as the Committee deems relevant.

     In Fiscal 1997, the Committee also used a limited number of restricted stock grants to retain and motivate certain key executives. Restricted stock awards were granted to six executive officers (including Messrs. Tucci, Caine, Notini, Goulden and van Vuuren).

     Under Section 162(m) of the Code, certain executive compensation in excess of $1 million paid to the five most highly-paid executives of the Company is not deductible by the Company for federal income tax purposes unless the compensation is awarded under a performance-based plan approved by the stockholders of the Company. The Committee intends to continue to structure the award of stock options to executive officers so that they comply with the performance-based requirements of Section 162(m), and may in the future decide to submit other executive compensation plans for stockholder approval.

                                          Organization, Compensation and
                                          Nominating Committee

                                          Joseph J. Kroger, Chairman
                                          Marcia J. Hooper

STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return on the Common Stock of the Company from December 16, 1993 (the date the Common Stock of the reorganized Company commenced public trading) through June 30, 1997 with the cumulative total return during this period of (i) Standard & Poor's 500 Composite Index and (ii) the High Technology Composite Index. This graph assumes the investment of $100 on December 16, 1993 in the Company's Common Stock, the Standard & Poor's 500 Composite Index and the High Technology Composite Index and assumes dividends are reinvested.

                           [STOCK PERFORMANCE GRAPH]

                                        12/16/93        6/30/94         6/30/95         6/30/96         6/30/97
Wang Laboratories, Inc.                   $100            $ 75.83         $108.26         $124.79         $140.91
S&P 500 Composite                         $100            $ 95.88         $117.57         $144.74         $191.03
HI Tech Composite                         $100            $100.47         $158.11         $185.02         $286.48

             PROPOSAL TO AMEND THE EMPLOYEES' STOCK INCENTIVE PLAN

     The Board of Directors believes that a critical factor in the Company's growth and profitability is its ability to attract, retain, compensate competitively and motivate its workforce. The Board of Directors also believes it is necessary for the Company to have available stock options to be issued to employees of acquired companies. In light of these considerations on July 23, 1997, the Board of Directors of the Company adopted, subject to stockholder approval, an amendment to the Employees' Stock Incentive Plan increasing the number of shares available under the plan by 3,650,000 shares, to a total of 8,467,153 shares plus those shares that were covered by option grants under the prior Stock Incentive Plan which have or will expire or be forfeited unexercised. Significantly, in adopting this recommendation, the Board of Directors resolved that at least 50% of the options issued during each annual grant under the Employees' Stock Incentive Plan be made to employees who are at the level of program manager and below. The objective of this requirement is to distribute options throughout the workforce and particularly to those employees working directly with the Company's customers.

     THE BOARD OF DIRECTORS OF THE COMPANY BELIEVES THAT THE AMENDMENT TO THE EMPLOYEES' STOCK INCENTIVE PLAN IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL.

SUMMARY OF THE PLAN

     The Employees' Stock Incentive Plan authorizes the Company to grant stock options for the purchase of, or make restricted stock awards (i.e., grants of shares of Common Stock subject to certain restrictions) covering, up to an aggregate of 4,817,153 shares of Common Stock (prior to giving effect of the proposed amendment) plus such number of shares that were covered by option grants under the Company's prior Stock Incentive Plan which have expired, been forfeited or terminated unexercised since October 26, 1994 (the date that the Board adopted the Employees' Stock Incentive Plan). Any shares subject to options granted pursuant to the Employees' Stock Incentive Plan which terminate or expire unexercised are available for future grants under such Plan. In addition, any restricted stock awarded under the Plan which is repurchased by the Company will be available for subsequent option grants or restricted stock awards under the Plan. The maximum number of shares for which options or restricted stock awards may be granted to any one employee during any year is 1,000,000 shares. As of August 31, 1997 only 157,000 shares remained available for future option grants or restricted stock awards under the Employees' Stock Incentive Plan.

     All employees of the Company or a subsidiary of the Company are eligible to receive stock options or restricted stock awards under the Employees' Stock Incentive Plan, but options and awards are granted only to those employees selected or approved by the Organization, Compensation and Nominating Committee of the Board of Directors (the "Committee"), which has been charged with administration of the Employees' Stock Incentive Plan. The number and identity of individuals receiving stock options varies from year to year depending on various factors such as the Company's hiring needs during the year, significant promotions and individual and Company performance. Because of the uncertainty of these factors, and because of the discretionary nature of the grant of stock options and restricted stock awards, the Company cannot now determine the number of options or restricted stock awards to be granted to any particular executive officer, executive officers as a group, or non-executive officer employees as a group. As of August 31, 1997, the Company and its subsidiaries had approximately 9,700 employees.

     The Employees' Stock Incentive Plan is administered by the Committee, which is authorized to implement and interpret the Employees' Stock Incentive Plan and to determine, subject to the provisions of the Employees' Stock Incentive Plan and the Committee's charter, the employees of the Company or its subsidiaries to whom, and the time or times at which, options and restricted stock awards are granted; the number of shares subject to each option or restricted stock award granted; the designation of a stock option as either an incentive stock option or a non-statutory stock option; the exercise price of a stock option (which may be less than, equal to or greater than the fair market value of the Common Stock on the date of grant); the time period over which a stock option becomes exercisable (options granted to date generally vest ratably over a three-year or four-year period); the purchase price (if any) to be paid for the shares subject to a restricted stock award (which may be less than, equal to or greater than the fair market value of the Common Stock on the date of grant); the restrictions imposed on a restricted stock award (which would generally include a repurchase right in favor of the Company in the event of the termination of the recipient's employment and restrictions on transfer); and the period of time over which such restrictions lapse; and whether a change in control of the Company would cause the acceleration of the vesting of the options.

     The Committee or the Board of Directors may amend the Employees' Stock Incentive Plan from time to time, except that amendments to the Plan must be approved by stockholders of the Company to the extent required by Section 16(b) of the Securities Exchange Act of 1934 (or the rules promulgated thereunder).

     This summary of the Employees' Stock Incentive Plan is qualified in all respects by reference to the full text of the Employees' Stock Incentive Plan, copies of which are available upon request to the Secretary of the Company.

     As of August 31, 1997 restricted stock awards in the amount of 354,515 shares of Common Stock had been granted and options to purchase a total of 6,110,294 shares of Common Stock had been granted under the Employees' Stock Incentive Plan. Included among such options are stock options, including LTI Options, granted to Messrs. Tucci, Caine, Notini, Goulden and van Vuuren for 803,500, 276,000, 175,750, 175,750 and 272,750 shares of Common Stock, respectively, at exercise prices ranging from $12.125 to $18.94 per share; Restricted Stock awards of 230,000, 15,000, 15,000, 15,000 and 25,000 shares have been awarded to Messrs. Tucci, Caine, Notini, Goulden and van Vuuren, respectively; stock options for a total of 2,296,250 shares of Common Stock, at a weighted average exercise price of $15.65 per share, have been granted to all current executive officers as a group.

     On August 31, 1997 the last reported sale price of the Company's Common Stock on the Nasdaq Stock Market was $19.50 per share.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the United States federal income tax consequences that generally will arise with respect to options granted under the Employees' Stock Incentive Plan and with respect to the sale of Common Stock acquired under the Employees' Stock Incentive Plan.

     Incentive Stock Options. In general, a participant will not recognize taxable income upon the grant or exercise of an incentive stock option. Instead, a participant will recognize taxable income with respect to an incentive stock option only upon the sale of Common Stock acquired through the exercise of the option ("ISO Stock"). The exercise of an incentive stock option, however, may subject the participant to the alternative minimum tax.

     Generally, the tax consequences of selling ISO Stock will vary with the length of time that the participant has owned the ISO Stock at the time it is sold. If the participant sells ISO Stock after having owned it for at least two years from the date the option was granted (the "Grant Date") and one year from the date the option was exercised (the "Exercise Date"), then the participant will recognize capital gain in an amount equal to the excess of the sale price of the ISO Stock over the exercise price. The capital gain recognized will be long term capital gain if the participant has owned the ISO Stock for at least eighteen months. If the participant has owned the ISO Stock for more than one year but less than eighteen months, mid-term gain is recognized.

     If the participant sells ISO Stock for more than the exercise price prior to having owned it for at least two years from the Grant Date and one year from the Exercise Date (a "Disqualifying Disposition"), then all or a portion of the gain recognized by the participant will be ordinary compensation income and the remaining gain, if any, will be a capital gain. This capital gain will be a long-term capital gain if the participant has held the ISO Stock for more than eighteen months prior to the date of sale. It would be mid-term capital gain if the participant has held the ISO Stock for more than one year but less than eighteen months, and short-term gain if held for less than twelve months.

     If a participant sells ISO Stock for less than the exercise price, then the participant will recognize capital loss equal to the excess of the exercise price over the sale price of the ISO Stock. This capital loss will be a long-term capital loss if the participant has held the ISO Stock for more than eighteen months prior to the date of sale.

     Nonstatutory Stock Options. As in the case of an incentive stock option, a participant will not recognize taxable income upon the grant of a nonstatutory stock option. Unlike the case of an incentive stock option, however, a participant who exercises a nonstatutory stock option generally will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the Common Stock acquired through the exercise of the option ("NSO Stock") on the Exercise Date over the exercise price.

     With respect to any NSO Stock, a participant will have a tax basis equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling NSO Stock, a participant generally will recognize capital gain or loss in an amount equal to the excess of the sale price of the NSO Stock over the participant's tax basis in the NSO Stock. This capital gain or loss will be a long-term gain or loss if the participant has held the NSO Stock for more than eighteen months prior to the date of the sale and a mid-term capital gain or loss if the participant has held the NSO stock for more than twelve months but less than eighteen months.

     Restricted Stock Awards. A participant will not recognize taxable income upon the grant of a restricted stock Award, unless the participant makes an election under Section 83(b) of the Code (a "Section 83(b) Election"). If the participant makes a Section 83(b) Election within 30 days of the date of the grant, then the participant will recognize ordinary income, for the year in which the Award is granted, in an amount equal to the difference between the fair market value of the Common Stock at the time the Award is granted and the purchase price paid for the Common Stock. If a Section 83(b) Election is not made, the participant will recognize ordinary income, at the time that the forfeiture provisions or restrictions on transfer lapse, in an amount equal to the difference between the fair market value of the Common Stock at the time of such lapse and the original purchase price paid for the Common Stock. The participant will have a basis in the Common Stock acquired equal to the sum of the price paid and the amount of ordinary compensation income recognized.

     Upon the disposition of the Common Stock acquired pursuant to a restricted stock Award, the participant will recognize a capital gain or loss equal to the difference between the sale price of the Common Stock and the participant's basis in the Common Stock. The gain or loss will be a long-term gain or loss if the shares are held for more than eighteen months and a midterm gain or loss if held for more than twelve months but less than eighteen months. For this purpose, the holding period shall begin just after the date on which the forfeiture provisions or restrictions lapse if a Section 83(b) Election is not made, or just after the Award is granted if a Section 83(b) Election is made.

     Tax Consequences to the Company. The grant of an Award under the Employees' Stock Incentive Plan will have no tax consequences to the Company. Moreover, in general, neither the exercise of an incentive stock option nor the sale of any Common Stock acquired under the Employees' Stock Incentive Plan will have any tax consequences to the Company. The Company generally will be entitled to a business-expense deduction, however, with respect to any ordinary compensation income recognized by a participant under the Employees' Stock Incentive Plan, including as a result of the exercise of a nonstatutory stock option, a Disqualifying Disposition, or a Section 83(b) Election. Any such deduction will be subject to the limitations of Section 162(m) of the Code. The Company will have a withholding obligation with respect to any ordinary compensation income recognized under the Employees' Stock Incentive Plan (other than income recognized as a result of a Disqualifying Disposition) by participants who are employees or are otherwise subject to withholding.

           PROPOSAL TO AMEND THE 1995 EMPLOYEES' STOCK PURCHASE PLAN

     The 1995 Employees' Stock Purchase Plan (the "1995 Purchase Plan") provides a means for employees of the Company to acquire equity in the Company on favorable terms, and thereby helps the Company in attracting and retaining competent personnel. On July 23, 1997, the Board of Directors of the Company adopted, subject to stockholder approval, an amendment to the 1995 Purchase Plan that increased the number of shares of Common Stock available for purchase under the 1995 Purchase Plan by 200,000 shares to a total of 809,807.

     THE BOARD OF DIRECTORS OF THE COMPANY BELIEVES THAT THE AMENDMENT OF THE 1995 PURCHASE PLAN IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL.

SUMMARY OF THE PLAN

     The 1995 Purchase Plan provides for the issuance of up to 609,607 shares of Common Stock. Pursuant to the terms of the 1995 Purchase Plan and the rules adopted by the Committee (which has been charged with administration of the Purchase Plan), shares will be offered under the 1995 Purchase Plan in a series of six-month offerings, the first of which commenced on May 1, 1995; subsequent offerings commence on each November 1 and May 1 until all of the shares covered by the 1995 Purchase Plan have been issued or the 1995 Purchase Plan has been otherwise terminated. All employees of the Company, and of those subsidiaries of the Company designated from time to time by the Committee as participating subsidiaries, who have been employed by the Company (or such a subsidiary) for at least six consecutive months (excluding any officer with the rank of Vice President or above) are eligible to participate in the 1995 Purchase Plan. Because only employees who are not officers with the rank of Vice President or above are eligible to participate in the 1995 Purchase Plan, all shares of Common Stock to be issued under the plan will be issued to non-executive officer employees. As of August 31, 1997, approximately 9,700 employees were eligible to participate. Approximately 264,600 shares have been purchased under the 1995 Purchase Plan through August 31, 1997. As of August 31, 1997, 345,007 shares remained available for future issuance under the 1995 Purchase Plan.

     The price at which a participating employee may purchase shares of Common Stock in an offering is 85% of the fair market value of the Common Stock on the day the offering commences or on the day that the offering terminates, whichever is lower. An employee may elect to have up to 10% of his or her "total compensation" (as defined in the rules governing the 1995 Purchase Plan) withheld for the purpose of purchasing shares in an offering under the 1995 Purchase Plan. On the date an offering commences, each participating employee is deemed to be granted an option to purchase up to the number of shares determined by dividing 10% of such employee's total compensation by 85% of the fair market value of the Common Stock on the date the offering commences. Unless the participant elects to withdraw from the offering, each participant who continues to be employed by the Company on the date such offering terminates is deemed to have exercised the option and purchased on such date such number of shares (subject to the maximum number covered by his option) as may be purchased with the amount of his or her payroll deductions at the offering price. If employees subscribe to purchase more than the number of shares of Common Stock available during any offering, the available shares are allocated on a pro rata basis to subscribing employees. The Board of Directors of the Company may at any time terminate or amend the 1995 Purchase Plan.

     This summary of the 1995 Purchase Plan is qualified in all respects by reference to the full text of the 1995 Purchase Plan, copies of which are available upon request to the Secretary of the Company.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the United States federal income tax consequences that generally will arise with respect to participation in the 1995 Purchase Plan and with respect to the sale of Common Stock acquired under the 1995 Purchase Plan. The 1995 Purchase Plan is intended to qualify as an "Employee Stock Purchase Plan" within the meaning of Section 423 of the Code.

     Tax Consequences to Participants. In general, a participant will not recognize taxable income upon enrolling in the 1995 Purchase Plan or upon purchasing shares of Common Stock at the end of an Offering. Instead, if a participant sells Common Stock acquired under the 1995 Purchase Plan at a sale price that exceeds the price at which the participant purchased the Common Stock, then the participant will recognize taxable income. A portion of that taxable income will be ordinary income, and a portion may be capital gain.

     If the participant sells the Common Stock more than one year after acquiring it and more than two years after the date on which the Offering commenced (the "Grant Date"), then the participant will be taxed as follows. If the sale price of the Common Stock is higher than the price at which the participant purchased the Common Stock, then the participant will recognize ordinary compensation income in an amount equal to the lesser of (i) the excess of the fair market value of the Common Stock on the Grant Date over the price at which the participant purchased the Common Stock and (ii) the excess of the sale price of the Common Stock over the price at which the participant purchased the Common Stock.

     Any further income will be capital gain. The capital gain recognized will be long term capital gain if the participant has owned the Common Stock for at least eighteen months. If the participant has owned the Common Stock for more than one year but less than eighteen months, mid-term gain is recognized, and if the Common Stock is owned for less than one year short-term gain is recognized. If the sale price of the Common Stock is less than the price at which the participant purchased the Common Stock, then the participant will recognize long-term, mid-term or short term capital loss, as the case may be, in an amount equal to the excess of the price at which the participant purchased the Common Stock over the sale price of the Common Stock.

     If the participant sells the Common Stock within one year after acquiring it or within two years after the Grant Date (a "Disqualifying Disposition"), then the participant will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the Common Stock on the date that it was purchased over the price at which the participant purchased the Common Stock. The participant will also recognize capital gain in an amount equal to the excess of the sale price of the Common Stock over the fair market value of the Common Stock on the date that it was purchased, or capital loss in an amount equal to the excess of the fair market value of the Common Stock on the date that it was purchased over the sale price of the Common Stock. This capital gain or loss will be a long-term capital gain or loss if the participant has held the Common Stock for more than eighteen months prior to the date of the sale. It will be a mid-term capital gain or loss if held between twelve and eighteen months and short-term capital gain or loss if the participant has held the Common Stock for a shorter period.

     Tax Consequences to the Company. The offering of Common Stock under the 1995 Purchase Plan will have no tax consequences to the Company. Moreover, in general, neither the purchase nor the sale of Common Stock acquired under the 1995 Purchase Plan will have any tax consequences to the Company except that the Company will be entitled to a business expense deduction with respect to any ordinary compensation income recognized by a participant upon making a Disqualifying Disposition. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

             PROPOSAL TO AMEND THE 1995 DIRECTOR STOCK OPTION PLAN

     The purpose of the 1995 Director Stock Option Plan (the "1995 Director Plan") is to encourage ownership of stock of the Company by Directors, whose continued services are essential to the Company's future progress, and to provide them with an incentive to continue as Directors of the Company. The Board of Directors of the Company believes that the 1995 Director Plan will enhance the ability of the Company to attract and retain qualified Directors and will provide further incentive to Directors as a result of their equity interest in the Company. On July 23, 1997, the Board of Directors adopted, subject to stockholder approval, an amendment to the Company's 1995 Director Plan increasing by 60,000 the number of shares of Common Stock available under such plan to a total of 240,000 shares.

     THE BOARD OF DIRECTORS OF THE COMPANY BELIEVES THAT THE APPROVAL OF THE AMENDMENT TO THE 1995 DIRECTOR PLAN IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL.

SUMMARY OF PLAN

     A total of up to 180,000 shares of Common Stock may be issued upon the exercise of options granted under the 1995 Director Plan. Any shares subject to options granted pursuant to the 1995 Director Plan which terminate or expire unexercised will be available for future grants under the 1995 Director Plan. Only Directors of the Company who are not employees of the Company or any subsidiary ("outside Directors") will be eligible to receive options under the 1995 Director Plan. The Company currently has seven outside Directors (which number may change in the future). All options granted under the 1995 Plan are non-statutory stock options not entitled to special tax treatment under Section 422 of the Code. Through August 31, 1997, stock options in the amount of 143,000 shares have been granted under the 1995 Director Plan and 63,000 shares were available for future grants.

     The 1995 Director Plan provides for the automatic grant of an option for 6,500 shares of Common Stock under the following circumstances: (i) an option was automatically granted to each outside Director on the date the 1995 Director Plan was approved by the stockholders of the Company; (ii) an option is automatically granted to each outside Director who is initially elected to the Board of Directors after January 25, 1995 by the stockholders of the Company, upon his or her initial election to the Board of Directors and (iii) on September 30 of each year (beginning September 30, 1995), an option is automatically granted to each outside Director who attended in the fiscal year ending the preceding June 30 at least 75% of the aggregate of the number of Board of Directors meetings held and the number of meetings held by committees of the Board on which he or she then served. The exercise price of each option granted under the 1995 Director Plan is equal to the fair market value of the Common Stock on the date of grant (which, assuming the Common Stock continues to be listed on the Nasdaq National Market, is determined based upon the average closing price of the Common Stock over the 30 business day period beginning 45 business days before the grant of the option).

     Each option becomes exercisable (or "vests"), as to 34%, 33% and 33% of the shares covered thereby on the first, second, and third anniversaries of the date of grant, respectively, provided the optionee continues to serve as a Director on such dates. In the event a "change in control" of the Company (as defined in the 1995 Director Plan) occurs, all outstanding options will become vested in full. In general, an optionee may exercise his or her options, to the extent vested, only while he or she is a Director of the Company and for up to 30 days thereafter. Unexercised options expire ten years after the date of grant.

     The Board of Directors may suspend, discontinue or amend the 1995 Director Plan, provided, however, no amendment may increase the number of shares subject to the 1995 Director Plan without approval of the stockholders of the Company.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the United States federal income tax consequences that generally will arise with respect to the grant and exercise of stock options under the 1995 Director Plan and with respect to the sale of Common Stock acquired under the 1995 Director Plan.

     Tax Consequences to Participants. A participant will not recognize taxable income upon the grant of an option under the 1995 Director Plan. However, a participant will recognize ordinary compensation income upon the exercise of the option in an amount equal to the excess of the fair market value of the Common Stock acquired through the exercise of the option (the "Option Stock") on the exercise date over the exercise price.

     A participant will have a tax basis for any Option Stock equal to the exercise price plus any income recognized with respect to the option. Upon selling Option Stock, a participant generally will recognize capital gain or loss in an amount equal to the difference between the sale price of the Option Stock and the participant's tax basis in the Option Stock. This capital gain or loss will be a long-term capital gain or loss if the participant has held the Option Stock for more than eighteen months prior to the date of the sale. It will be a mid-term capital gain or loss if stock is held between twelve and eighteen months, and a short-term capital gain or loss if the participant has held the Option Stock for a shorter period.

     Tax Consequences to the Company. The grant of a stock option under the 1995 Director Plan will have no tax consequences to the Company except that the Company generally will be entitled to a business-expense deduction with respect to any ordinary compensation income recognized by a participant under the Plan.

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected the firm of Ernst & Young LLP as the Company's independent auditors for the current fiscal year. Ernst & Young LLP has served as the independent auditors for the Company (or its predecessor Massachusetts corporation) since 1980. Although stockholder approval of the Board of Directors' selection of Ernst & Young LLP is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Board of Directors may reconsider its selection.

     Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

                                 OTHER MATTERS

MATTERS TO BE CONSIDERED AT THE MEETING

     The Board of Directors does not know of any other matters which may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters. Stockholders should be aware that the Company's By-laws (a copy of which is available upon request to the Secretary of the Company) contain provisions requiring certain advance notice from a stockholder who wishes to bring business before the Annual Meeting.

SOLICITATION OF PROXIES

     All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's Directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews. Kissel-Blake Inc. has been engaged by the Company to solicit proxies on behalf of the Company. For these services, the Company will pay Kissel-Blake a fee of $6,000.00 plus reimbursement of out-of-pocket expenses. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for their out-of-pocket expenses in this connection.

STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the Annual Meeting of Stockholders for Fiscal 1998 must be received by the Company at its principal office not later than June 18, 1998 for inclusion in the proxy statement for that meeting.

SECTION 16(a) Beneficial Ownership Reporting Compliance

     Based solely on its review of reports filed by "reporting persons" of the Company under Section 16(a) of the Securities Exchange Act of 1934, as amended ("Section 16(a)"), the Company believes that during Fiscal 1997 all filings required to be made by reporting persons were timely made in accordance with the requirements of Section 16(a).

                                          By Order of the Board of Directors,

                                          ALBERT A. NOTINI,
                                          Secretary

October 16, 1997

     THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                             WANG LABORATORIES, INC.

               ANNUAL MEETING OF STOCKHOLDERS -- NOVEMBER 25, 1997


         The undersigned, having received notice of the meeting and management's proxy statement therefor, and revoking all prior proxies, hereby appoint(s) Albert A. Notini and John A. Burgess, and each of them (with full power of substitution), as proxies of the undersigned to attend the Annual Meeting of Stockholders of Wang Laboratories, Inc. (the "Company") to be held on Tuesday, November 25, 1997 and any adjourned sessions thereof, and there to vote and act upon the following matters in respect of all shares of capital stock of the Company which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess if personally present.


         Attendance of the undersigned at the meeting or at any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate thereat the intention of the undersigned to vote said shares in person. If the undersigned hold(s) any of the shares of the Company in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.


         IN THEIR DISCRETION, THE NAMED PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENT THEREOF.


1.       To elect the following individuals as Class I Directors:

              JOSEPH M. TUCCI          / /   FOR      / /  WITHHOLD AUTHORITY

              RAYMOND C. KURZWEIL     / /    FOR      / /  WITHHOLD AUTHORITY

              FREDERICK A. WANG      / /     FOR      / /  WITHHOLD AUTHORITY

2. To approve an amendment to the Employees' Stock Incentive Plan of the Company to increase the number of authorized shares available under the plan.


         / /     FOR       / /  AGAINST       / /  ABSTAIN

3. To approve an amendment to the 1995 Employees' Stock Purchase Plan of the Company to increase the number of authorized shares available under the plan.


         / /     FOR       / /  AGAINST       / /  ABSTAIN


                            (Continued on other side)

                           (Continued from other side)


4. To approve an amendment to the 1995 Director Stock Option Plan of the Company to increase the number of authorized shares available under the plan.

         / /  FOR       / /  AGAINST       / /  ABSTAIN

5. To ratify the selection of Ernst & Young LLP as the Company's independent auditors for the current fiscal year.

         / /  FOR       / /  AGAINST       / /  ABSTAIN

         THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO ANY ELECTION TO OFFICE OR PROPOSAL SPECIFIED ABOVE, THIS PROXY WILL BE VOTED FOR SUCH ELECTION TO OFFICE OR PROPOSAL.


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.


                                    DATED: _____________________________, 1997


                                    __________________________________________
                                    SIGNATURE(S)


                                    PLEASE SIGN NAME(S) EXACTLY AS APPEARING
                                    HEREON. WHEN SIGNING AS ATTORNEY, EXECUTOR,
                                    ADMINISTRATOR OR OTHER FIDUCIARY, PLEASE
                                    GIVE YOUR FULL TITLE AS SUCH. JOINT OWNERS
                                    SHOULD EACH SIGN PERSONALLY. IF A
                                    CORPORATION, SIGN IN FULL CORPORATE NAME, BY
                                    AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE
                                    SIGN IN PARTNERSHIP NAME, BY AUTHORIZED
                                    PERSON.